EXHIBIT 12

                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
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

                                                                         Fiscal Year Ended
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                                              May 30,        May 25,         May 26,         May 27,        May 28,
                                               2004            2003           2002            2001            2000
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                                           (as restated)  (as restated)   (as restated)   (as restated)  (as restated)
Consolidated Earnings from Operations
   before Income Taxes ....................  $332,776       $337,603         $355,435       $294,654        $267,658
Plus Fixed Charges:
   Gross Interest Expense..................    47,710         47,566           41,493         35,196          24,999
   40% of Restaurant and Equipment
       Minimum Rent Expense................    22,608         21,536           20,600         19,352          18,834
                                           ----------    -----------     ------------   ------------     -----------
             Total Fixed Charges...........  $ 70,318       $ 69,102         $ 62,093       $ 54,548        $ 43,833
Less Capitalized Interest..................   (3,500)        (3,470)          (3,653)        (3,671)         (1,910)
                                           ----------    -----------     ------------   ------------     -----------
Consolidated Earnings from Operations
   before Income Taxes Available to
   Cover Fixed Charges.....................  $399,594       $403,235         $413,875       $345,531        $309,581
                                           ==========    ===========     ============   ============     ===========

Ratio of Consolidated Earnings to Fixed
   Charges ................................      5.68           5.84             6.67           6.33            7.06
                                           ==========    ===========     ============   ============     ===========

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